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                                                                     EXHIBIT 2.7

                            STOCK PURCHASE AGREEMENT


          STOCK PURCHASE AGREEMENT, dated as of January 22, 2003 (this "Agreement"), between HOME DIRECTOR, INC., a Delaware corporation formerly known as Netword, Inc. ("Seller") and Michael L. Wise ("Buyer").

                                    RECITALS:


          A. Seller is the owner of all of the issued and outstanding shares of common stock of Rabbit Media, Inc., a Delaware corporation ("RMI"). Such shares are referred to herein as the "RMI Shares".

          B. Seller has transferred to RMI, in each case as a contribution to the capital of RMI (1) all of its right, title and interest in and to the trademarks, common law trademarks and trade names associated with the name "Netword" (the "Netword Marks"), (2) all of its right, title and interest in and to all software related to the Netword system (the "Netword Software"), (3) all of its right, title and interest in and to certain patents related to the Netword system (the "Netword Patents" and, with the Netword Marks and the Netword Software, the "Netword IP"), and (4) the sum of $22,334.13 (all of the foregoing, collectively, the "Capital Contributions").

          C. RMI has assumed the obligations and liabilities of Seller with respect to the Netword IP, including without limitation all obligations and liabilities arising under any agreement entered into by Seller prior to the date hereof that is related to the Netword IP (the "RMI Assumption").

          D. Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, all of Seller's right, title and interest in and to the RMI Shares on the terms and subject to the conditions set forth herein.

          NOW,  THEREFORE,  the  parties  hereto  hereby  agree  as  follows:

          1. Purchase and Sale. In consideration of the undertakings by Buyer provided in Section 3, Seller hereby sells the RMI Shares to Buyer, and Buyer hereby purchases the RMI Shares from Seller.

          2. Transfer and Delivery of Shares. Concurrent with the execution of this Agreement, Seller has delivered to Buyer a certificate representing the RMI Shares, accompanied by a stock power duly endorsed by Seller sufficient to effect a transfer of the RMI Shares from Seller to Buyer, together with all books, records, documents, agreements, files and other assets owned by RMI (the "RMI Records").

          3. Assumption of Liabilities; Indemnity; Payments to Seller. (a) Buyer hereby assumes all liabilities and obligations related to the ownership of RMI Shares. Without limiting the generality of the foregoing, Buyer agrees that, effective as of the date hereof, in the event that RMI does not pay,

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perform  or discharge any liability or obligation included in the RMI Assumption or any other liability or obligation of RMI with respect to the Netword IP, Buyer shall pay, perform and discharge such liability or obligation and shall defend, indemnify and hold Seller harmless from and against any and all liabilities, losses, damages, claims, suits, proceedings, judgments, settlements and expenses (including attorneys' fees) incurred by Seller by reason of such liability or obligation.

          (b) Buyer agrees to pay to Seller a sum equal to 10% of any and all consideration that Buyer receives by reason of any sale of any of the RMI Shares at any time prior to the second anniversary of the date of this Agreement. Any such payment shall be made to Seller within 30 days of any such receipt.

          4. Representations and Warranties of Seller. Seller represents and warrants to Buyer as follows:

               (a) Seller owns the RMI Shares free and clear of all liens, pledges, security interests, claims, voting restrictions and agreements, proxies or other encumbrances.

               (b) Seller has all requisite power and authority to execute and deliver this Agreement and to carry out its obligations hereunder. This Agreement has been duly executed and delivered by Seller and constitutes Seller's legal, valid and binding obligation, enforceable against it in accordance with its terms.

               (c)  Seller  has  made  the  Capital  Contributions.

          5. Representations and Warranties of Buyer. Buyer represents and warrants to Seller that he is the former President and Chief Executive Officer (and a current director) of Seller, that he is purchasing the RMI Shares based solely on his knowledge of the business and financial condition of RMI
(including his knowledge of the Netword IP), and he has not relied upon any representation or warranty made by Seller other than the representations and warranties of Seller set forth herein.

          6. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts executed in and to be fully performed in such State, without giving effect to its conflicts of laws, rules or principles.

          7. Further Assurances; Access to RMI Records. Each of the parties hereto shall use all reasonable efforts to do, or cause to be done, all things necessary, proper or advisable under applicable law to carry out the provisions of this Agreement and shall, upon request, execute and deliver such instruments and other documents as reasonably may be required to carry out the provisions of this Agreement. If requested by Seller, Buyer shall provide Seller with access to the RMI Records as required for Seller's tax, reporting and other reasonable business purposes.

          8. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

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          9.     Counterparts.  This  Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same agreement.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.


                                   HOME  DIRECTOR,  INC.

                                   By:___________________________
                                   Name:
                                   Title:


                                   _____________________________
                                   Michael  L.  Wise


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